Exhibit 99.1

For Immediate Release	Symbol: POT
January 29, 2015
Listed: TSX, NYSE

PotashCorp Reports Full-Year 2014 Earnings of $1.82 per Share

Key Highlights

•	Fourth-quarter earnings of $0.49 per share[1]; full-year total of $1.82 per share

•	Annual cash flow prior to working capital changes[2] of $2.7 billion

•	Record fourth-quarter potash sales volumes of 2.5 million tonnes

•	Full-year 2015 guidance of $1.90-$2.20 per share; $0.45-$0.55 for the first quarter

CEO Commentary

“Record potash sales volumes, combined with higher realizations across all three nutrients, raised our quarterly earnings near the upper end of our guidance range,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “As we look ahead, we see a supportive market environment – most notably in potash. We are ready to respond should demand for this nutrient prove stronger than expected and, as we balance operational flexibility with efficiencies, we believe PotashCorp is well positioned should conditions be more challenging.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported fourth-quarter earnings of $0.49 per share ($407 million), well ahead of the $0.26 per share ($230 million) generated in 2013’s fourth quarter, a total that included $60 million in severance-related charges. Although the most recent quarter marked the continuation of a robust potash environment following a sharp reset of prices in late 2013, the $1.82 per share ($1.5 billion) earned during 2014 trailed the $2.04 per share ($1.8 billion) earned in the previous full year.

With improved contributions from all three nutrient segments, fourth-quarter gross margin of $746 million surpassed the $460 million generated during the same period in 2013. For the full year, totals reached $2.6 billion, slightly below the $2.8 billion earned in 2013.

Cash flow prior to working capital changes of $754 million during the quarter exceeded the prior year result (up 33 percent), but lower earnings through the first nine months caused our annual total of $2.7 billion to trail 2013’s comparative period (down 8 percent). Free cash flow2 for both the fourth quarter and full year surpassed the respective totals in 2013.

Our investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $31 million to our quarterly earnings, exceeding the $25 million in fourth-quarter 2013. A weaker earnings environment caused annual contributions of $210 million from these investments to trail the $276 million earned in 2013, which included a dividend from Sinofert Holdings Limited in China (Sinofert). The market value of our holdings in these publicly traded companies equated to approximately $4 billion, or $5 per PotashCorp share, at market close on January 28, 2015.

Market Conditions

In contrast to an especially weak demand environment during the second half of 2013, the record pace of global potash shipments evident through the first nine months of 2014 continued in the fourth quarter. Demand was strong in all key markets, especially offshore, where exports from North American producers increased significantly. In North America, domestic shipments remained high as dealers worked to position product to meet fall fertilizer demand and prepare for the spring season. After increasing through most of the year, spot prices in many markets moderated slightly during the quarter, although remaining above those in the same period of 2013.

In nitrogen, supply challenges in key exporting countries supported favorable market fundamentals. These conditions helped sustain ammonia benchmark prices at higher levels than in 2013’s similar period, although seasonal demand weakness and improving supply availability caused them to trend lower late in the quarter. Markets for urea and other nitrogen products were relatively flat with fourth-quarter 2013, but increased on improved demand as the year came to a close.

In phosphate, improved market fundamentals – buoyed by record annual shipments to Latin America and periodic supply outages – caused prices in the fourth quarter to surpass those of the same period in 2013. Despite subdued Indian demand for most phosphate products in 2014, imports and prices for phosphoric acid remained relatively strong given rising consumption of NPK fertilizers.

Potash

The combination of increased sales volumes, lower costs and slightly higher realized prices raised our fourth-quarter potash gross margin to $445 million, surpassing the $228 million generated during the same period in 2013. This strength raised full-year gross margin to $1.4 billion, although moderated pricing levels as the year began caused it to trail the $1.6 billion earned in 2013.

Sales volumes reached a fourth-quarter record of 2.5 million tonnes, raising our 2014 total to 9.3 million tonnes – the second highest in PotashCorp’s history. For the quarter, offshore sales volumes represented the largest increase, up 80 percent relative to the same period in 2013 on improved demand across all key markets. The majority of Canpotex3 shipments during the quarter were to Other Asian countries (38 percent) and China (24 percent), while Latin America and India accounted for 19 percent and 12 percent, respectively. In North America, the need to secure product to meet healthy fall demand resulted in historically strong fourth-quarter sales volumes, consistent with levels in 2013 when a similar dynamic took hold.

North American and offshore price improvements realized during the quarter were largely offset by a greater proportion of sales to lower-priced markets resulting in our fourth-quarter average realized price of $284 per tonne staying relatively flat with 2013’s comparative period.

Efficiencies from our operational and workforce realignment and increased production contributed to significantly lower cost of goods sold in 2014 – allowing us to achieve our cost reduction target. Compared to 2013, these factors, along with a weaker Canadian dollar, translated into improvements for both the quarter (down $45 per tonne) and full year (down $23 per tonne). Totals for 2013 included approximately $32 million in charges for severance-related costs.

Nitrogen

In nitrogen, higher prices helped raise gross margin for the quarter to $234 million, well above the $188 million earned during the same period in 2013. Our US operations generated $118 million of our quarterly result, and Trinidad accounted for the remainder. For the full year, a robust pricing environment and higher sales volumes brought our gross margin in this nutrient to a record $1.0 billion.

Sales volumes for the quarter of 1.5 million tonnes were relatively flat with 2013’s comparative period as an extended maintenance turnaround at our Lima facility and greater natural gas-related curtailments in Trinidad limited our ability to sell more tonnes. For full-year 2014, improved production across most of our operations helped raise annual sales volumes to 6.4 million tonnes – the highest in our history.

With strong market fundamentals supporting key benchmark prices at higher levels, our average realized price for the fourth quarter of $405 per tonne was up 24 percent relative to the same period in 2013. The most significant contributor was the price of ammonia, which rose by 31 percent.

Downtime at Lima and higher natural gas costs were the main drivers of higher per-tonne cost of goods sold for the fourth quarter, up 24 percent from 2013’s comparable period.

Phosphate

In phosphate, fourth-quarter gross margin totaled $67 million, surpassing the $44 million earned during the same period in 2013. Despite an improving gross margin trend throughout 2014, the closure of our Suwannee River chemical plant in July and production challenges at our operations negatively impacted our results. For the full-year, gross margin of $202 million – which includes approximately $48 million in accelerated depreciation charges and $34 million related to adjustments to asset retirement obligations and water treatment costs – fell well short of the $304 million earned in 2013.

With fewer tonnes of production available, our sales volumes for both the fourth quarter (0.8 million tonnes) and full year (3.1 million tonnes) trailed the respective periods of 2013.

Our fourth-quarter average realized phosphate price was $528 per tonne, well above the $455 per tonne in the same period of 2013. The primary drivers were improved pricing for liquid fertilizers and the allocation of a greater proportion of our production to higher-netback products.

Cost of goods sold of $446 per tonne for the quarter exceeded the $401 per tonne in 2013’s similar period, largely due to reduced production and increased input costs for ammonia and sulfur. Totals in 2013 included approximately $17 million in severance-related costs.

Financial

The timing of annual potash production tax accruals combined with reduced capital spending in Saskatchewan and stronger potash earnings raised provincial mining and other taxes for the fourth quarter to $82 million, compared to the $40 million recorded in 2013’s comparative period.

Income tax expense of $162 million for the quarter exceeded the $100 million recognized in fourth-quarter 2013 due to improved earnings.

Capital-related cash expenditures totaled $412 million during the quarter, relatively flat compared to the same period in 2013. Capital expenditures in 2014 of $1.1 billion declined significantly from the $1.6 billion spent in 2013 as our multi-year potash expansion program nears completion.

Market Outlook

Despite a strong US recovery, weakening economic growth in other regions of the world continues to temper the global outlook. In this environment, currencies have generally weakened relative to the US dollar and commodity prices remain subdued. While we closely monitor these factors, we enter 2015 with a positive – albeit moderated – view for our business.

The agricultural outlook remains supportive. Even as prices for many crops settled at lower levels in 2014, we believe they continue to provide economic incentives for farmers to improve yields, encouraging growth in demand for our products.

In potash, global shipments are expected to slow from 2014’s record level of more than 61 million tonnes. We believe the conditions that emerged in 2014, including encouraging consumption trends, a drawdown of producer inventories and potential production constraints among certain competitors, will help offset the expected reduction in shipments. In this environment, we see opportunity for suppliers with the ability to quickly respond to customers’ needs. For 2015, we estimate global shipments will range between 58 million and 60 million tonnes with strong consumption underpinning demand.

In North America, we expect the necessity of replenishing nutrients at the farm level after a record crop in 2014 will support healthy demand as we approach the spring season. Customers are now working to position product and PotashCorp is shipping tonnage against significant winter-fill commitments. The anticipated reduction in planted acres and improved distributor inventories are likely to result in a modest decline in annual shipments compared to 2014, with 2015 totals anticipated at 9.5-10 million tonnes.

Potash shipments to Latin America are expected to remain strong. After a subdued start to the year, customers in this region are now engaging and procuring new tonnage. We anticipate that weaker crop economics will result in some moderation of growth in this market and forecast total shipments of 10.8-11.3 million tonnes in 2015.

In China, with the completion of potash deliveries against previous contracts, negotiations continue on new first-half supply agreements. We see the encouraging Chinese consumption trends that emerged in 2014 continuing, especially for compound fertilizers with higher potassium content. We forecast Chinese demand at 12.5-13.0 million tonnes in 2015, including import expectations of 6.5-7 million tonnes.

In India, we also saw positive consumption trends for both direct application and compound fertilizers, and these will help drive continuing demand growth. Canpotex has completed shipments against previous contracts and is beginning to negotiate new supply agreements to meet Indian customers’ needs. For 2015, we forecast potash shipments of 4.5-4.8 million tonnes.

Potash demand in Other Asian countries (outside of China and India) has been slow to gain momentum this year due to higher distributor inventories. We see this situation improving as agronomic need and supportive crop economics – especially for oil palm – are expected to foster greater import needs as the year progresses. We forecast shipments to these countries for 2015 to be in the range of 8.3-8.7 million tonnes.

Financial Outlook

Based on our capability and outlook for 2015, we estimate annual potash sales volumes of 9.2-9.7 million tonnes. We believe increased operational capability at New Brunswick and our Saskatchewan facilities – estimated at 10.9 million tonnes – will provide us with the flexibility to respond as market opportunities emerge. Given higher prices in most potash markets at the beginning of 2015, and our expectation of slightly lower per-tonne costs, we forecast full-year potash gross margin will reach $1.5-$1.8 billion.

In nitrogen, the potential for fewer supply-related disruptions, lower global energy prices and slightly weaker agricultural fundamentals could result in a more tempered pricing environment in 2015. With gas supply restrictions at our Trinidad facility predicted to continue, our annual sales volumes are estimated to be relatively consistent with 2014. We believe lower natural gas costs will contribute to improved per-tonne operating costs, but given our expectation of a slightly weaker pricing environment, we anticipate that gross margin in nitrogen will trail the record level achieved in 2014.

Improving phosphate market conditions are expected to support better results in 2015. Although we will be affected by lower production capability (due to the closure of Suwannee River), the absence of closure-related costs, a relative shift to higher-margin products and the anticipation of better pricing are expected to enhance gross margin.

Given these considerations, we forecast our combined nitrogen and phosphate gross margin will be in the range of $1.1-$1.3 billion in 2015, relatively flat with 2014.

Capital expenditures are anticipated to be approximately $1.2 billion in 2015. This amount is expected to be slightly above the previous year given higher sustaining spending for our phosphate division to adhere to a recent EPA ruling along with a carryover of certain amounts of capital from 2014.

Based on these factors, we forecast full-year 2015 earnings of $1.90-$2.20 per share, including first-quarter earnings of $0.45-$0.55 per share. Along with those noted above, other annual guidance numbers are outlined in the table below.

2015 Guidance
Earnings per share	Annual: $1.90-$2.20 Q1: $0.45-$0.55
Potash sales volumes	9.2-9.7 million tonnes
Potash gross margin	$1.5-$1.8 billion
Nitrogen and phosphate gross margin	$1.1-$1.3 billion
Capital expenditures	~$1.2 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes*	15-17 percent
Selling and administrative expenses	$235-$245 million
Finance costs	$200-$210 million
Income from offshore investments**	$195-$205 million
Foreign Exchange Rate	CDN$1.24 per US$
EPS sensitivity to Foreign Exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	As a percentage of potash gross margin
**	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Randy Burton Director, Public Relations and Communications Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-

looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; costs and availability of transportation and distribution of our raw materials and products, including railcars and ocean freight; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; risks and uncertainties related to our international operations and assets; failure to prevent or respond to a major safety incident; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; catastrophic events or malicious acts, including terrorism; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; our prospects to reinvest capital in strategic opportunities and acquisitions; our ownership of non-controlling equity investments in other companies; the impact of further technological innovation; increases in the price or reduced availability of the raw materials that we use; security risks related to our information technology systems; certain complications that may arise in our mining process, including water inflows; our ability to attract, retain, develop and engage skilled employees; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; risks related to reputational loss; and earnings; and the decisions of taxing authorities, which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2013 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday January 29, 2015 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-877-881-1303
	-	From Elsewhere	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share and share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Sales (Note 2)	$ 1,902	$ 1,541	$ 7,115	$ 7,305
Freight, transportation and distribution	(144)	(137)	(609)	(572)
Cost of goods sold	(1,012)	(944)	(3,859)	(3,943)
Gross Margin	746	460	2,647	2,790
Selling and administrative expenses	(73)	(66)	(245)	(231)
Provincial mining and other taxes	(82)	(40)	(257)	(194)
Share of earnings of equity-accounted investees	17	21	102	195
Dividend income	17	7	117	92
Impairment of available-for-sale investment (Note 3)	—	—	(38)	—
Other (expenses) income	(14)	(15)	22	(36)
Operating Income	611	367	2,348	2,616
Finance costs	(42)	(37)	(184)	(144)
Income Before Income Taxes	569	330	2,164	2,472
Income taxes (Note 4)	(162)	(100)	(628)	(687)
Net Income	$ 407	$ 230	$ 1,536	$ 1,785

Net Income per Share
Basic	$ 0.49	$ 0.27	$ 1.83	$ 2.06
Diluted	$ 0.49	$ 0.26	$ 1.82	$ 2.04

Dividends Declared per Share	$ 0.35	$ 0.35	$ 1.40	$ 1.33

Weighted Average Shares Outstanding
Basic	829,983,000	861,331,000	838,101,000	864,596,000
Diluted	835,984,000	868,015,000	844,544,000	873,982,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(Net of related income taxes)	2014	2013	2014	2013

Net Income	$407	$230	$1,536	$1,785
Other comprehensive loss
Items that will not be reclassified to net income:
Net actuarial (loss) gain on defined benefit plans (1)	(109)	14	(109)	164
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value gain (loss) during the period	37	(22)	(157)	(759)
Cash flow hedges
Net fair value loss during the period (3)	(33)	—	(40)	—
Reclassification to income of net loss (4)	6	8	26	33
Other	(2)	(1)	1	—
Other Comprehensive Loss	(101)	(1)	(279)	(562)
Comprehensive Income	$306	$229	$1,257	$1,223

(1)	Net of income taxes of $60 (2013 - $(5)) for the three months ended December 31, 2014 and $60 (2013 - $(92)) for the twelve months ended December 31, 2014.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $18 (2013 - $NIL) for the three months ended December 31, 2014 and $22 (2013 - $NIL) for the twelve months ended December 31, 2014.
(4)	Net of income taxes of $(3) (2013 - $(4)) for the three months ended December 31, 2014 and $(14) (2013 - $(18)) for the twelve months ended December 31, 2014.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Operating Activities
Net income	$407	$230	$1,536	$1,785
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	347	336	1,168	1,142
Changes in non-cash operating working capital (Note 5)	(41)	90	(90)	285
Cash provided by operating activities	713	656	2,614	3,212

Investing Activities
Additions to property, plant and equipment	(412)	(414)	(1,138)	(1,624)
Other assets and intangible assets	(10)	8	(22)	—
Cash used in investing activities	(422)	(406)	(1,160)	(1,624)

Financing Activities
Proceeds from long-term debt obligations	—	—	737	—
Repayment of, and finance costs on, long-term debt obligations	—	—	(500)	(254)
Proceeds from short-term debt obligations	52	357	66	101
Dividends	(284)	(297)	(1,141)	(997)
Repurchase of common shares	—	(245)	(1,065)	(411)
Issuance of common shares	4	8	36	39
Cash used in financing activities	(228)	(177)	(1,867)	(1,522)
Increase (Decrease) in Cash and Cash Equivalents	63	73	(413)	66
Cash and Cash Equivalents, Beginning of Period	152	555	628	562
Cash and Cash Equivalents, End of Period	$215	$628	$215	$628

Cash and cash equivalents comprised of:
Cash	$89	$129	$89	$129
Short-term investments	126	499	126	499
	$215	$628	$215	$628

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans (1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2013	$1,600	$219	$780	$(105)	$—	$(2)	$673	$7,136	$9,628
Net income	—	—	—	—	—	—	—	1,536	1,536
Other comprehensive (loss) income	—	—	(157)	(14)	(109)	1	(279)	—	(279)
Share repurchase	(53)	(2)	—	—	—	—	—	(976)	(1,031)
Dividends declared	—	—	—	—	—	—	—	(1,164)	(1,164)
Effect of share-based compensation including issuance of common shares	49	17	—	—	—	—	—	—	66
Shares issued for dividend reinvestment plan	36	—	—	—	—	—	—	—	36
Transfer of net actuarial loss on defined benefit plans	—	—	—	—	109	—	109	(109)	—
Balance - December 31, 2014	$1,632	$234	$623	$(119)	$—	$(1)	$503	$6,423	$8,792

(1)	Any amounts incurred during a period were closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	December 31,	December 31,
As at	2014	2013

Assets
Current assets
Cash and cash equivalents	$215	$628
Receivables	1,029	752
Inventories	646	728
Prepaid expenses and other current assets	48	81
	1,938	2,189
Non-current assets
Property, plant and equipment	12,674	12,233
Investments in equity-accounted investees	1,211	1,276
Available-for-sale investments (Note 3)	1,527	1,722
Other assets	232	401
Intangible assets	142	137
Total Assets	$17,724	$17,958

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 6)	$1,032	$967
Payables and accrued charges	1,086	1,104
Current portion of derivative instrument liabilities	80	42
	2,198	2,113
Non-current liabilities
Long-term debt (Note 6)	3,213	2,970
Derivative instrument liabilities	115	129
Deferred income tax liabilities	2,201	2,013
Pension and other post-retirement benefit liabilities	503	410
Asset retirement obligations and accrued environmental costs	589	557
Other non-current liabilities and deferred credits	113	138
Total Liabilities	8,932	8,330

Shareholders’ Equity
Share capital	1,632	1,600
Unlimited authorization of common shares without par value; issued and outstanding 830,242,574 and 856,116,325 at December 31, 2014 and 2013, respectively
Contributed surplus	234	219
Accumulated other comprehensive income	503	673
Retained earnings	6,423	7,136
Total Shareholders’ Equity	8,792	9,628
Total Liabilities and Shareholders’ Equity	$17,724	$17,958

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2013 annual consolidated financial statements.

These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2013 annual consolidated financial statements. The company’s 2014 annual consolidated financial statements will include additional information under IFRS in its Annual Integrated Report in February 2015.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly such information.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$777	$626	$499	$—	$1,902
Freight, transportation and distribution - third party	(62)	(28)	(54)	—	(144)
Net sales - third party	715	598	445	—
Cost of goods sold - third party	(270)	(378)	(364)	—	(1,012)
Margin (cost) on inter-segment sales (1)	—	14	(14)	—	—
Gross margin	445	234	67	—	746
Depreciation and amortization	(59)	(45)	(63)	(15)	(182)
Cash outflows for additions to property, plant and equipment	156	179	62	15	412
(1) Inter-segment net sales were $24.
	Three Months Ended December 31, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$564	$494	$483	$—	$1,541
Freight, transportation and distribution - third party	(60)	(23)	(54)	—	(137)
Net sales - third party	504	471	429	—
Cost of goods sold - third party	(276)	(298)	(370)	—	(944)
Margin (cost) on inter-segment sales (1)	—	15	(15)	—	—
Gross margin	228	188	44	—	460
Depreciation and amortization	(39)	(40)	(80)	(18)	(177)
Cash outflows for additions to property, plant and equipment	279	72	60	3	414

(1)	Inter-segment net sales were $28.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Twelve Months Ended December 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,828	$2,425	$1,862	$—	$7,115
Freight, transportation and distribution - third party	(291)	(117)	(201)	—	(609)
Net sales - third party	2,537	2,308	1,661	—
Cost of goods sold - third party	(1,102)	(1,357)	(1,400)	—	(3,859)
Margin (cost) on inter-segment sales (1)	—	59	(59)	—	—
Gross margin	1,435	1,010	202	—	2,647
Depreciation and amortization	(224)	(173)	(297)	(7)	(701)
Cash outflows for additions to property, plant and equipment	521	388	203	26	1,138
(1) Inter-segment net sales were $107.
	Twelve Months Ended December 31, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,963	$2,275	$2,067	$—	$7,305
Freight, transportation and distribution - third party	(256)	(101)	(215)	—	(572)
Net sales - third party	2,707	2,174	1,852	—
Cost of goods sold - third party	(1,134)	(1,316)	(1,493)	—	(3,943)
Margin (cost) on inter-segment sales (1)	—	55	(55)	—	—
Gross margin	1,573	913	304	—	2,790
Depreciation and amortization	(176)	(161)	(294)	(35)	(666)
Cash outflows for additions to property, plant and equipment	1,151	184	238	51	1,624

(1)	Inter-segment net sales were $139.

3. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. As a result, an impairment loss of $341 was recognized in net income during 2012. At March 31, 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, an impairment loss of $38 was recognized in net income during the three months ended March 31, 2014. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Available-for-Sale Investments (continued)

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2013 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings

Balance — December 31, 2013	$254	$(325)	$16	$(341)
Decrease in fair value and recognition of impairment	(54)	(54)	(16)	(38)
Balance — March 31, 2014	$200	$(379)	$—	$(379)
Increase in fair value	10	10	10	—
Balance — June 30, 2014	$210	$(369)	$10	$(379)
Increase in fair value	11	11	11	—
Balance — September 30, 2014	$221	$(358)	$21	$(379)
Increase in fair value	31	31	31	—
Balance — December 31, 2014	$252	$(327)	$52	$(379)

4. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Income tax expense	$162	$100	$628	$687
Actual effective tax rate on ordinary earnings	29%	25%	28%	26%
Actual effective tax rate including discrete items	29%	30%	29%	28%
Discrete tax adjustments that impacted the tax rate	$(1)	$18	$20	$55

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and twelve months ended December 31, 2014 increased compared to the same periods last year due to different income weightings between jurisdictions.

•	In third-quarter 2014, a deferred tax expense of $11 was recorded as a result of a Chilean income tax rate increase.

•	In 2013, a tax expense of $8 (recovery of $1 in the fourth quarter) was recorded to adjust the 2012 income tax provision.

•	In fourth-quarter 2013, a net tax expense of $13 was recorded to adjust the deferred tax asset related to foreign tax loss carryforwards to the amount expected to be realized upon utilization.

•	In fourth-quarter 2013, a deferred tax expense of $10 was recorded as a result of a planned distribution of earnings from a foreign jurisdiction.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Consolidated Statements of Cash Flow

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Reconciliation of cash provided by operating activities
Net income	$407	$230	$1,536	$1,785
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	182	177	701	666
Share-based compensation	6	2	28	27
Net distributed (undistributed) earnings of equity-accounted investees	17	47	68	(15)
Impairment of available-for-sale investment (Note 3)	—	—	38	—
Provision for deferred income tax	126	86	268	397
Pension and other post-retirement benefits	5	(6)	28	(16)
Asset retirement obligations and accrued environmental costs	2	14	18	(2)
Other long-term liabilities and miscellaneous	9	16	19	85
Subtotal of adjustments	347	336	1,168	1,142

Changes in non-cash operating working capital
Receivables	(140)	114	(220)	276
Inventories	46	(1)	70	28
Prepaid expenses and other current assets	8	3	29	(1)
Payables and accrued charges	45	(26)	31	(18)
Subtotal of changes in non-cash operating working capital	(41)	90	(90)	285
Cash provided by operating activities	$713	$656	$2,614	$3,212

Supplemental cash flow disclosure
Interest paid	$55	$68	$187	$191
Income taxes paid	$113	$76	$405	$189

6. Long-Term Debt

On March 7, 2014, the company closed the issuance of $750 of 3.625 percent senior notes due March 15, 2024. The senior notes were issued under a US shelf registration statement.

On March 7, 2014, the company issued a notice of redemption for all of its outstanding $500 of 5.250 percent senior notes due May 15, 2014. On April 7, 2014, the company completed the redemption of all $500 of the senior notes at a redemption price of 100.497 percent of the principal amount of the notes redeemed plus accrued interest.

During the third quarter of 2014, the company classified as current the $500 aggregate principal amount of 3.750 percent senior notes due September 30, 2015.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Potash Sales (tonnes - thousands)
Manufactured Product
North America	829	836	3,549	3,185
Offshore	1,671	929	5,797	4,915
Manufactured Product	2,500	1,765	9,346	8,100

Potash Net Sales
(US $ millions)
Sales	$777	$564	$2,828	$2,963
Freight, transportation and distribution	(62)	(60)	(291)	(256)
Net Sales	$715	$504	$2,537	$2,707

Manufactured Product
North America	$296	$287	$1,162	$1,210
Offshore	412	211	1,354	1,482
Other miscellaneous and purchased product	7	6	21	15
Net Sales	$715	$504	$2,537	$2,707

Manufactured Product
Average Realized Sales Price per MT
North America	$358	$343	$328	$380
Offshore	$246	$227	$234	$302
Average	$284	$282	$269	$332
Cost of Goods Sold per MT	$(105)	$(150)	$(113)	$(136)
Gross Margin per MT	$179	$132	$156	$196

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Average Natural Gas Cost in Production per MMBtu	$6.34	$4.83	$5.77	$5.38
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	652	543	2,428	2,163
Urea	195	270	1,049	1,070
Solutions/Nitric acid/Ammonium nitrate	664	685	2,875	2,663
Manufactured Product	1,511	1,498	6,352	5,896

Fertilizer sales tonnes (1)	380	472	2,079	1,833
Industrial/Feed sales tonnes	1,131	1,026	4,273	4,063
Manufactured Product	1,511	1,498	6,352	5,896

Nitrogen Net Sales
(US $ millions)
Sales - third party	$626	$494	$2,425	$2,275
Freight, transportation and distribution - third party	(28)	(23)	(117)	(101)
Net sales - third party	598	471	2,308	2,174
Inter-segment net sales	24	28	107	139
Net Sales	$622	$499	$2,415	$2,313

Manufactured Product
Ammonia (2)	$385	$244	$1,260	$1,143
Urea	75	96	439	443
Solutions/Nitric acid/Ammonium nitrate	153	149	679	638
Other miscellaneous and purchased product (3)	9	10	37	89
Net Sales	$622	$499	$2,415	$2,313

Fertilizer net sales (2)	$138	$156	$778	$722
Industrial/Feed net sales	475	333	1,600	1,502
Other miscellaneous and purchased product (3)	9	10	37	89
Net Sales	$622	$499	$2,415	$2,313

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$590	$449	$519	$529
Urea	$384	$356	$418	$414
Solutions/Nitric acid/Ammonium nitrate	$231	$218	$236	$240
Average	$405	$326	$374	$377
Fertilizer average price per MT	$362	$331	$374	$396
Industrial/Feed average price per MT	$420	$325	$374	$370
Average	$405	$326	$374	$377
Cost of Goods Sold per MT	$(253)	$(204)	$(218)	$(225)
Gross Margin per MT	$152	$122	$156	$152

(1) Includes inter-segment ammonia sales (tonnes - thousands)	29	48	170	184
(2) Includes inter-segment ammonia net sales	$20	$27	$101	$106
(3) Includes inter-segment other miscellaneous and purchased product net sales	$4	$1	$6	$33

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	501	637	1,987	2,496
Feed and Industrial	293	297	1,155	1,184
Manufactured Product	794	934	3,142	3,680

Phosphate Net Sales
(US $ millions)
Sales	$499	$483	$1,862	$2,067
Freight, transportation and distribution	(54)	(54)	(201)	(215)
Net Sales	$445	$429	$1,661	$1,852

Manufactured Product
Fertilizer	$233	$244	$889	$1,079
Feed and Industrial	187	181	713	749
Other miscellaneous and purchased product	25	4	59	24
Net Sales	$445	$429	$1,661	$1,852

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$465	$383	$447	$433
Feed and Industrial	$636	$608	$617	$632
Average	$528	$455	$510	$497
Cost of Goods Sold per MT	$(446)	$(401)	$(448)	$(415)
Gross Margin per MT	$82	$54	$62	$82

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2014	2013

December 31	1.1601	1.0636
Fourth-quarter average conversion rate	1.1184	1.0399

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Production
Potash production (KCl Tonnes - thousands)	2,557	1,940	8,726	7,792
Potash shutdown weeks (1)	4	10	18	42
Nitrogen production (N Tonnes - thousands)	720	798	3,170	2,952
Phosphate production (P2O5 Tonnes - thousands)	412	505	1,671	2,058
Phosphate P2O5 operating rate	87%	85%	76%	87%

Shareholders
PotashCorp’s total shareholder return	3%	6%	12%	-16%

Customers
Product tonnes involved in customer complaints (thousands)	39	27	63	43

Community
Taxes and royalties ($ millions) (2)	156	84	715	568

Employees
Annualized turnover rate (excluding retirements) (3)	3%	7%	12%	5%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	0.66	0.86	1.01	1.06

Environment
Environmental incidents (5)	5	4	24	17

	December 31,	December 31,
As at	2014	2013

Number of employees (6)
Potash	2,534	2,912
Nitrogen	802	789
Phosphate	1,385	1,637
Other	415	449
Total	5,136	5,787

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Results in 2014 include a portion of the impact of our workforce reduction announced in 2013.
(4)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2013 Annual Integrated Report).
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2013 Annual Integrated Report).
(6)	Totals as at December 31, 2013 did not fully reflect workforce changes announced in December 2013.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Net income	$407	$230	$1,536	$1,785
Finance costs	42	37	184	144
Income taxes	162	100	628	687
Depreciation and amortization	182	177	701	666
EBITDA	$793	$544	$3,049	$3,282
Termination benefit costs	—	60	—	60
Impairment of available-for-sale investment	—	—	38	—
Adjusted EBITDA	$793	$604	$3,087	$3,342

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, termination benefit costs and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, termination benefit costs, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Sales	$1,902	$1,541	$7,115	$7,305
Freight, transportation and distribution	(144)	(137)	(609)	(572)
Net sales	$1,758	$1,404	$6,506	$6,733

Net income as a percentage of sales	21%	15%	22%	24%
Adjusted EBITDA margin	45%	43%	47%	50%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Cash flow prior to working capital changes	$754	$566	$2,704	$2,927
Changes in non-cash operating working capital
Receivables	(140)	114	(220)	276
Inventories	46	(1)	70	28
Prepaid expenses and other current assets	8	3	29	(1)
Payables and accrued charges	45	(26)	31	(18)
Changes in non-cash operating working capital	(41)	90	(90)	285
Cash provided by operating activities	$713	$656	$2,614	$3,212
Additions to property, plant and equipment	(412)	(414)	(1,138)	(1,624)
Other assets and intangible assets	(10)	8	(22)	—
Changes in non-cash operating working capital	41	(90)	90	(285)
Free cash flow	$332	$160	$1,544	$1,303

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.